EXHIBIT 10.4
TRANSITION, NONCOMPETITION AND RELEASE AGREEMENT
This Transition, Noncompetition and Release Agreement (the “Agreement”), by and between Remy International, Inc. (“Remy”) and John H. Weber (“Weber”), is effective as of January 31, 2013 (the “Effective Date”).
WHEREAS, Remy and Weber are parties to that certain Amended and Restated Employment Agreement dated as of August 10, 2010 (the “Employment Agreement”);
WHEREAS, Remy and Weber have mutually agreed that Weber’s employment as Chief Executive Officer and President of Remy will terminate and that Weber’s services as a director of Remy will continue, in each case, in accordance with this Agreement; and
WHEREAS, Remy and Weber desire to enter into this Agreement to memorialize the terms of, and each parties’ rights and obligations in connection with, the termination of Weber’s employment and continued services as a director of Remy.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Termination of Employment as Chief Executive Officer and President. Weber’s employment as Chief Executive Officer and President of Remy, and, except as described in Section 3 below, any and all of Weber’s other positions and offices with Remy and its affiliates, will terminate effective as of close of business on February 28, 2013 or, if earlier, upon Weber's death or such earlier date as Weber and Remy may agree in writing (the “Termination Date”). After the Termination Date, Weber shall have no authority to act on behalf of Remy or its affiliates, or to bind Remy or its affiliates to any undertaking or agreement, other than in his capacity as a director on Remy’s Board of Directors or the board of directors of an affiliate of Remy.
2.Duties Prior to the Termination Date. During the period from the Effective Date through the Termination Date, except as otherwise directed by the Board of Directors, Weber will continue to perform his Chief Executive Officer and President duties on an active full-time basis and will provide advice and assistance to aid in transition of the new Chief Executive Officer and President and, for the avoidance of doubt, through the Terminate Date, Weber will continue to receive the compensation and benefits (including, without limitation, vesting under any compensation or benefit arrangement) in each case as in effect immediately before the date of this Agreement).
3.Continued Service on Board of Directors. Notwithstanding Section 9(f) of the Employment Agreement, Weber shall not be deemed to have resigned from any positions on Remy’s Board of Directors (or the board of directors of any affiliate of Remy on which Weber serves) and shall not be required to tender his resignation with respect to any such positions as a result of his employment termination. Effective as of February 28, 2013, Weber shall serve as a non-employee Class III director on Remy’s Board of Directors, with a term expiring as of the date of Remy’s 2015

Annual Meeting of Stockholders. As a non-employee director, in addition to Weber’s rights with respect to his restricted stock awards as described in Section 5(b) of this Agreement, commencing as of March 1, 2013, Weber shall be entitled to receive standard annual retainer payments, meeting fee payments, expense reimbursements, indemnification protection, and any equity-based or cash-based non-employee non-Chairman director compensation in the same amounts and on the same terms as other non-employee, non-Chairman directors of Remy; provided, however, that Weber’s initial annual retainer shall be prorated to reflect Weber’s commencement of service as solely a non-employee director on March 1, 2013. In addition, Weber will continue to serve on the board of directors of Lucas-TVS Ltd., may serve on the boards of any other Remy subsidiaries as may be agreed from time to time with Remy’s Board of Directors, and will be reimbursed for all reasonable expenses incurred to attend any such subsidiary board meetings.
4.Accrued Obligations; Reimbursements; Ongoing Arrangements. Within five (5) business days after the Termination Date, Remy shall pay to Weber any earned but unpaid annual base salary through the Termination Date, and, within a reasonable time following submission of all applicable documentation (and subject to limitations set forth in Section 19 of this Agreement), any expense reimbursement payments owed to Weber for expenses incurred prior to the Termination Date will be paid by Remy to Weber. Weber shall also be entitled to his accrued and vested benefits under the Remy International, Inc. Supplemental Executive Retirement Plan (the “SERP”), which Weber has elected to receive pursuant to the payment schedule set forth on Exhibit A to this Agreement, and the Remy International, Inc. 401(k) Retirement and Savings Plan. The Termination Date will be Weber’s “Early Retirement Date” (as that term is used in the SERP) for all purposes under the SERP, including, without limitation, Section 6.02(b)(iii) thereof. Weber shall receive the cash incentive earned with respect to 2012, as set forth on Exhibit A, payable in the ordinary course no later than March 15, 2013, but shall not be entitled to any prorated or other annual incentive relating to 2013 or to any additional equity-based or other incentive awards, other than such awards as Weber may receive as a non-employee director on Remy’s Board of Directors. As described in Section 5(b) of this Agreement, Weber shall also retain his rights with respect to outstanding restricted stock awards. For the avoidance of doubt, the Amended and Restated Aircraft Lease Agreement dated as of April 14, 2011 between Pinnacle Recapture Leasing, LLC and Remy shall remain in full force and effect, subject to the termination rights described therein, and shall not be affected by this Agreement or Weber’s employment termination.
5.Severance Payments. In addition to the accrued and other amounts described in Section 4 of this Agreement, provided Weber executes the Release and Waiver of Claims attached hereto as Exhibit B (the “Release Agreement”) within 21 calendar days following the Termination Date and does not revoke the Release Agreement within the seven (7) day revocation period following execution thereof, Remy shall pay or provide to Weber the following (in each case, subject to withholding of applicable taxes):
(a)    no later than the sixtieth (60th) calendar day after the Termination Date, a lump sum cash payment of $7,000,000; and
(b)    notwithstanding Weber’s termination as Chief Executive Officer and President of Remy, the parties agree to treat Weber’s ongoing services as a non-employee director on Remy’ Board of Directors as continued employment for all purposes of Weber’s restricted stock award agreements that are outstanding and were granted before the Termination Date, with the result that Weber’s unvested restricted stock awards, as set forth on Exhibit A, shall continue to vest in accordance with the terms of the applicable restricted stock award agreement during the period that Weber serves as a non-employee director on Remy’s Board of Directors and any termination of service from the Board of Directors shall be treated as a termination of employment for purposes of any provisions in the award agreements relating to employment termination.
Notwithstanding anything contained in the Employment Agreement or otherwise, other than the amounts described in Sections 4 and 5 of this Agreement, Weber shall not be entitled to any other payments or benefits from Remy or any affiliate of Remy with respect to his employment or termination thereof, including, without limitation, any amounts described in Sections 9(a) of the Employment Agreement or continuation of any other perquisites or other benefits.
6.Noncompetition. The noncompetition and other restrictive covenants set forth in the SERP shall remain in full force and effect and shall continue to be governed by the terms and conditions of the SERP. Weber hereby acknowledges and agrees that the terms (including, without limitation, the geographic scope and temporal limitations) of the noncompetition and other restrictive covenants set forth in the SERP are reasonable and that he will not seek to challenge their enforceability. Additionally, Weber hereby acknowledges that (a) he has acquired, and will continue to acquire, substantial knowledge and information concerning the business of Remy and its affiliates as a result of Weber’s employment and continued director services, (b) the scope of business in which Remy and its affiliates are engaged is national and very competitive and one in which few companies can successfully compete and (c) competition by Weber in that business would severely injure Remy and its affiliates. Accordingly, in consideration of the severance payments and benefits being provided pursuant to this Agreement and other good and valuable consideration, the receipt and sufficiency of which Weber hereby acknowledges, Weber agrees that from the Termination Date through the one (1) year anniversary thereof, Weber shall not (x) become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Remy or its affiliates in their principal products and markets; and (y) on behalf of any such competitive firm or business, solicit any person or business that was at the time of such the End Date and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Remy or an affiliate.
7.Mutual Non-Disparagement. Weber shall not make any public comments disparaging or denigrating Remy or its affiliates, including each of its respective current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders, or encourage or assist any other person or entity making any such public comments. Remy shall use its reasonable best efforts to cause the members of the Board and its executive officers and other officers with the title of Senior Vice President and above not to make any public comments disparaging or denigrating Weber or encourage or assist any other person or entity making any such public comments. Nothing in this Section 7 is intended to prohibit truthful statements by either Weber or Remy as may, in either case, be required by law or made in response to an order of a court or governmental agency with competent jurisdiction.
8.Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that Remy will not have an adequate remedy at law in the event of a failure by Weber to abide by their terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Weber of any of the obligations of this Agreement, Remy shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Weber to perform as agreed in this Agreement. Nothing herein shall in any way limit or exclude any other right granted by law or equity to Remy or its affiliates.
9.Entire Agreement; Amendment. Except as otherwise expressly set forth in this Agreement, this Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, including Weber’s employment and termination thereof, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, other than the Indemnification Agreement between Weber, Remy and Remy Worldwide Holdings, Inc., dated as of October 10, 2006, which shall remain in effect in accordance with its terms. As of the Effective Date, the Employment Agreement shall no longer be of any force or effect. This Agreement may be amended only by a written document signed by both parties to this Agreement. Weber acknowledges and agrees that, except as described in Sections 4 and 5 of this Agreement, and except for any benefits under the SERP and the Remy International, Inc. 401(k) Retirement and Savings Plan, Weber is not entitled to any further compensation or benefits from Remy or any of its affiliates other than in connection with his service as a non-employee director on Remy’s Board of Directors. Weber further acknowledges and agrees that, in signing this Agreement, he does not rely and has not relied upon any representations or statements by Remy or any affiliate or representative thereof with regard to the subject matter, basis, or effect of this Agreement or the Release Agreement that are not specifically set forth in this Agreement or the Release Agreement.
10.Severability. If any Section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Weber in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Weber against Remy, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Remy of the covenants in this Agreement.
11.No Admission of Wrongdoing. This Agreement shall not be construed as an admission of liability or wrong-doing by either party.
12.No Limitation of Rights. Nothing in this Agreement shall limit or otherwise affect Remy’s or its affiliates’ rights with respect to any compensation plans, agreements or arrangements, including, without limitation, any rights they may have to amend, modify or terminate such plans, agreements or arrangements for all participants in accordance with their terms.

13.Governing Law. This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Indiana.
14.Construction. This Agreement shall not be construed more strongly against either party, regardless of who is more responsible for its preparation. If there is a conflict between this Agreement and any present or future law, the part that is affected shall be curtailed only to the extent necessary to bring it within the requirements of that law.
15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.Successors. This Agreement may not be assigned by Weber. In addition to any obligations imposed by law upon any successor to Remy, Remy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of Remy, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Remy would be required to perform it if no such succession had taken place. Failure of Remy to obtain such assumption by a successor shall be a material breach of this Agreement. Weber agrees and consents to any such assumption by a successor or parent of Remy, as well as any assignment of this Agreement by Remy for that purpose. As used in this Agreement, “Remy” shall mean Remy as herein before defined as well as any such successor or parent that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.
17.Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party no later than the end of the calendar year following the calendar year in which the payment amount becomes known and payable; provided, however, that following the Termination Date, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, Remy shall pay (on an ongoing basis) to Weber to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Weber or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that Weber shall reimburse Remy for the Reimbursed Amounts if it is determined that a majority of Weber’s claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by Remy to substantiate them, must be submitted to Remy no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by Remy within ninety (90) days after receiving the request and all substantiating documents requested from Weber. The rights under this Section 17 shall survive until the expiration of the applicable statute of limitations for a claim relating to this Agreement.

18.    Tax Withholding. Remy or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings Remy is required to deduct pursuant to state, federal or local laws.
19.    Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”) and this Agreement shall be interpreted accordingly; provided that, for the avoidance of doubt, nothing in this Agreement or otherwise shall be construed to require a gross-up or other reimbursement payment in respect of any taxes, interest or penalties imposed on Weber as a result of Code Section 409A. Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (a) in no event shall reimbursements by Remy under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (b) the amount of in-kind benefits that Remy is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that Remy is obligated to pay or provide in any other calendar year; (c) Weber’s right to have Remy pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall Remy’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Weber’s remaining lifetime. Weber acknowledges that he has been advised to consult with an attorney and any other advisors of Weber’s choice prior to executing this Agreement, and Weber further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Remy or its affiliates, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Code Section 409A and any similar sections of state tax law. Neither Remy nor Weber is aware of any payments or benefits made or to be made by Remy or any affiliate thereof to Weber that should be subject to any taxes, interest or penalties under Code Section 409A.
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IN WITNESS WHEREOF, each party has signed this Agreement on the date shown next to its signature below.

REMY INTERNATIONAL, INC.

Date: January 31, 2013	By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: January 31, 2013	By:	/s/ John H. Weber
	Name:	John H. Weber

EXHIBIT A

Transition Agreement Section	Payment or Benefit	Amount	Payment/Vesting Date
§5(a)	Cash severance payment	$7,000,000	On or before April 29, 2013.
§4	2012 Annual Incentive Award	Estimated 57% bonus payout	On or before March 15, 2013.
§4	Accrued but unpaid benefits	Amount of unpaid stub period salary from date of last pay day through February 28, 2013	Within five business days after the Termination Date.
§4	Unreimbursed business expenses	As mutually agreed	Within a reasonable time following submission of all applicable documentation.
§3(b)	Unvested Restricted Stock: Time-Vested Shares	131,169 Shares	45,454.50 scheduled to vest on 1/4/2014; 28,571.50 scheduled to vest on each of 2/24/2013, 2/24/2014 and 2/24/2015.
§3(b)	Unvested Restricted Stock: Performance-Vested Shares	131,169 Shares
45,454.50 scheduled to vest on 1/4/2014 subject to achievement of EBITDA results for 2013;

28,571.50 scheduled to vest on each of 2/24/2013, 2/24/2014 and 2/24/2015 subject to achievement of EBITDA results for 2012, 2013 and 2014

§4	SERP Benefit	$4,401,328	Four quarterly payments of $75,178 beginning as of the Termination Date (subject to SERP Section 5.03), followed by 36 quarterly payments of $113,906 beginning as of April 1, 2019.

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